Exhibit 10.52

CRYOLIFE, INC.

EXECUTIVE DEFERRED COMPENSATION PLAN

Effective December 1, 2010

CRYOLIFE, INC.

EXECUTIVE DEFERRED COMPENSATION PLAN

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8.3	Effect of Termination	32

ARTICLE IX - FUNDING		34
9.1	Payments Under This Agreement are the Obligation of the Company	34
9.2	Agreement May be Funded Through Rabbi Trust	34
9.3	Reversion of Excess Assets	34
9.4	Participants Must Rely Only on General Credit of the Company	35

ARTICLE X - MISCELLANEOUS		36
10.1	Limitation of Rights	36
10.2	Distributions to Incompetents or Minors	36
10.3	Non-alienation of Benefits	36
10.4	Reliance Upon Information	37
10.5	Severability	37
10.6	Notice	37
10.7	Gender and Number	37
10.8	Governing Law	37
10.9	Effective Date	37
10.10	Compliance with Section 409A of the Code	38
10.11	Procedure for and Status After Adoption	38

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CRYOLIFE CORPORATION

EXECUTIVE DEFERRED COMPENSATION PLAN

WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Cryolife, Inc., a Florida Corporation (“Cryolife”), has determined it is in the best interests of Cryolife to provide certain key employees of Cryolife with an unfunded deferred compensation arrangement, the Cryolife, Inc. Executive Deferred Compensation Plan (the “Plan”), in order to retain their loyalty and motivate them; and

WHEREAS, the Committee intends that the Plan complies in all respects with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and those provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”) applicable to an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of management or highly compensated employees.

NOW, THEREFORE, Cryolife hereby adopts the Plan, effective December 1, 2010, as follows:

ARTICLE I

DEFINITIONS

Account. “Account” means a Participant’s Account in the Deferred Compensation Ledger maintained by the Administrative Committee which reflects the entire interest of the Participant in the Plan, as adjusted herein for deemed Investment earnings and losses and credited interest. A Participant’s Account shall be comprised of, if applicable, such Participant’s Termination/Retirement Account and In-Service Account(s).

Administrative Committee. “Administrative Committee” means the persons who are from time to time serving as members of the committee administering this Plan.

Affiliate. “Affiliate” means any entity with respect to which the Company beneficially owns, directly or indirectly, at least 50% of the total voting power of the interests of such entity and at least 50% of the total value of the interests of such entity.

Beneficiary. “Beneficiary” means a person or entity designated by the Participant under the terms of this Plan to receive any amounts distributed under the Plan upon the death of the Participant.

Board of Directors. “Board of Directors” means the Board of Directors of the Company.

Bonus Deferral. “Bonus Deferral” shall have the meaning set forth in Section 3.1.

Bonus Deferral Election. “Bonus Deferral Election” shall have the meaning set forth in Section 3.1.

Business Day. “Business Day” means during regular business hours of any day on which the New York Stock Exchange is open for trading.

Change of Control. “Change of Control” means a change in the ownership or effective control of, or in the ownership of a substantial portion of the assets of, Cryolife, to the extent consistent with Section 409A. By way of example and not limitation, “Change of Control” includes the occurrence of one or more of the Change of Control events described in Sections 1.5(a) through 1.5(d).

(a) Change in Ownership of Cryolife. A change in the ownership of Cryolife shall occur on the date that any one person, or more than one person acting as a group (within the meaning of Section 1.5(a)(iv)), acquires ownership of Cryolife stock that, together with Cryolife stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of Cryolife.

(i) If any one person or more than one person acting as a group (within the meaning of Section 1.5(a)(iv)) is considered to own more than 50% of the total fair market value or total voting power of the stock of Cryolife, the acquisition of additional Cryolife stock by such person or persons shall not be considered to cause a change in the ownership of Cryolife or to cause a change in the effective control of Cryolife (within the meaning of Section 1.5(b) hereof).

(ii) An increase in the percentage of Cryolife stock owned by any one person, or persons acting as a group (within the meaning of Section 1.5(a)(iv)), as a result of a transaction in which Cryolife acquires its stock in exchange for property shall be treated as an acquisition of stock for purposes of this Section 1.5(a).

(iii) The provisions of this Section 1.5(a) shall apply only to the transfer or issuance of Cryolife stock if such Cryolife stock remains outstanding after such transfer or issuance.

(iv) For purposes of this Section 1.5(a), persons shall be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction with Cryolife. If a person, including an entity, owns stock in Cryolife and another entity with which Cryolife enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction, such shareholder shall be considered to be acting as a group with other Cryolife shareholders prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons shall not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

(b) Change in Effective Control of Cryolife.

(i) A change in the effective control of Cryolife shall occur on the date that either of (A) or (B) below occurs:

(A) Any one person, or more than one person acting as a group (within the meaning of Section 1.5(b)(iv)), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Cryolife possessing 30% or more of the total voting power of the stock of Cryolife; or

(B) A majority of members of the Board of Directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board of Directors prior to the date of the appointment or election.

(ii) A change in effective control of Cryolife also may occur with respect to any transaction in which either of Cryolife or the other corporation involved in a transaction experiences a Change in Control event described in Sections 1.5(a) or 1.5(c).

(iii) If any one person, or more than one person acting as a group (within the meaning of Section 1.5(b)(iv)), is considered to effectively control Cryolife (within the meaning of this Section 1.5(b)), the acquisition of additional control of Cryolife by the same person or persons shall not be considered to cause a change in the effective control of Cryolife (or to cause a change in the ownership of Cryolife within the meaning of Section 1.5(a)).

(iv) For purposes of this Section 1.5(b), persons shall be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction with Cryolife. If a person, including an entity, owns stock in Cryolife and another entity with which Cryolife enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction, such shareholder shall be considered to be acting as a group with other Cryolife shareholders only with respect to the ownership in Cryolife prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons shall not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

(c) Change in Ownership of a Substantial Portion of Cryolife’s Assets. A change in the ownership of a substantial portion of Cryolife’s assets shall occur on the date that any one person, or more than one person acting as a group (within the meaning of Section 1.5(c)(iii)), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) assets from Cryolife that have a total gross fair market value (within the meaning of Section 1.5(c)(ii)) equal to or more than 40% of the total gross fair market value of all of the assets of Cryolife immediately prior to such acquisition or acquisitions.

(i) A transfer of Cryolife’s assets shall not be treated as a change in the ownership of such assets if the assets are transferred to one or more of the following:

(A) A shareholder of Cryolife (immediately before the asset transfer) in exchange for or with respect to Cryolife stock;

(B) An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by Cryolife;

(C) A person, or more than one person acting as a group (within the meaning of Section 1.7(c)(iii)) that owns, directly or indirectly, 50% or more of the total value or voting power of all of the outstanding stock of Cryolife; or

(D) An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in Section 1.5(c)(i)(C).

For purposes of this Section 1.5(c)(i), and except as otherwise provided, a person’s status is determined immediately after the transfer of assets.

(ii) For purposes of this Section 1.5(c), gross fair market value means the value of all Cryolife assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(iii) For purposes of this Section 1.5(c), persons shall be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of assets, or similar business transaction with Cryolife. If a person, including an entity shareholder, owns stock in Cryolife and another entity with which Cryolife enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction, such shareholder shall be considered to be acting as a group with other Cryolife shareholders only to the extent of the ownership in Cryolife prior to the transaction giving rise to the change and not with respect to the ownership in the other corporation. Persons shall not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

(e) Attribution of Stock Ownership. For purposes of this Section 1.5, Section 318(a) of the Code shall apply to determine stock ownership. Stock underlying a vested option shall be considered to be owned by the individual who holds the vested option, provided that such vested option is exercisable for stock that is vested or substantially vested (as defined by Treasury Regulations Section 1.83-3(b) and (j)). Stock underlying an unvested option is not considered to be owned by the individual who holds the unvested option. Mutual and cooperative corporations are treated, for purposes of this Section 1.5(e), as having stock.

Claimant. “Claimant” shall have the meaning set forth in Section 7.7.

Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

Company. “Company” means Cryolife and each of its Subsidiaries.

Compensation Committee. “Compensation Committee” means the Compensation Committee of the Board of Directors of Cryolife.

Cryolife. “Cryolife” means Cryolife Inc., the sponsor of this Plan.

Cryolife Service. “Cryolife Service” means service with Cryolife or an Affiliate for which the Participant is awarded “credited service” under the 401(k) Plan for vesting purposes or would be awarded “credited service” under the 401(k) Plan for vesting purposes if the Participant participated in the 401(k) Plan. For purposes of this definition, “401(k) Plan” means the Cryolife, Inc. Profit Sharing 401(k) Plan, a defined contribution profit-sharing plan qualified under Section 401(a) of the Code, and any U.S. qualified defined contribution profit-sharing plan successor thereto.

Default Distribution Option. “Default Distribution Option” shall have the meaning set forth in Section 6.6(c)(iv).

Deferrals. “Deferrals” shall mean Bonus Deferrals and Salary Deferrals.

Deferral Election. “Deferral Election” shall mean a Bonus Deferral Election, a Salary Deferral Election or both.

Deferred Compensation Ledger. “Deferred Compensation Ledger” means the ledger maintained by the Administrative Committee for each Participant which reflects the amount of the Participant’s Deferrals, Discretionary Company Contributions, if any, credits and debits for deemed Investment earnings and losses, and cash distributed to the Participant or the Participant’s Beneficiaries pursuant to Article VI.

Disability. “Disability” means that a Participant has been determined by the Social Security Administration to be totally disabled.

Discretionary Company Contribution. “Discretionary Company Contribution” shall have the meaning set forth in Section 3.3.

Eligibility Date. “Eligibility Date” means the date as of which an employee is first eligible to participate in the Plan. An employee shall be notified of the employee’s Eligibility Date by the Administrative Committee or its designee.

EIP Bonus. “EIP Bonus” means the cash portion of the bonus awarded or to be awarded to the Participant under the Executive Incentive Plan, or the cash portion of any bonus awarded or to be awarded to a Participant as a substitute for or in lieu of such Participant’s EIP Bonus for a Plan Year (including any amounts paid as a substitute for or in lieu of such EIP Bonus pursuant to a severance agreement or other arrangement providing for post-retirement benefits), or the cash portion of such other annual incentive bonus determined by the Compensation Committee in its sole discretion.

Executive Incentive Plan. “Executive Incentive Plan” means the Cryolife, Inc. 2007 Executive Incentive Plan, as it may be amended from time to time, any successor plan, and, at the discretion of the Compensation Committee, any other executive incentive plan of Cryolife.

Executive Officer. “Executive Officer” means each of Cryolife’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, President, Executive Vice Presidents, Senior Vice Presidents or any other officers designated as “officers” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

Fair Market Value. “Fair Market Value” means, with respect to any Investment, the closing price on the date of reference, or if there were no sales on such date, then the closing price on the nearest preceding day on which there were such sales, and in the case of an unlisted security, the mean between the bid and asked prices on the date of reference, or if no such prices are available for such date, then the mean between the bid and asked prices on the nearest preceding day for which such prices are available. With respect to any Investment which reports “net asset values” or similar measures of the value of an ownership interest in the Investment, Fair Market Value shall mean such closing net asset value on the date of reference, or if no net asset value was reported on such date, then the net asset value on the nearest preceding day on which such net asset value was reported. For any Investment not described in the preceding sentences, Fair Market Value shall mean the value of the Investment as determined by the Administrative Committee in its reasonable judgment on a consistent basis, based upon such available and relevant information as the Administrative Committee determines to be appropriate.

In-Service Account. “In-Service Account” means a separate recordkeeping account under a Participant’s Account in the Deferred Compensation Ledger that is created when a Participant elects a new In-Service Distribution Date with respect to amounts deferred hereunder.

In-Service Distribution. “In-Service Distribution” means a payment to the Participant following the occurrence of an In-Service Distribution Date of the amount represented by the balance in the In-Service Account with respect to such In-Service Distribution Date.

In-Service Distribution Date. “In-Service Distribution Date” means January 31st of the calendar year selected by the Participant during which the Participant’s applicable In-Service Account shall be paid.

In-Service Distribution Election. “In-Service Distribution Election” shall have the meaning set forth in Section 6.6(a)(ii).

Installment Distribution Option. “Installment Distribution Option” shall have the meaning set forth in Section 6.6(c)(i).

Investment. “Investment” means the options set forth as attached hereto, as the same may be amended from time to time by the Administrative Committee in its sole and absolute discretion.

Lump Sum Distribution Option. “Lump Sum Distribution Option” shall have the meaning set forth in Section 6.6(c)(ii).

Participant. “Participant” means an employee of a Cryolife or an Affiliate who becomes eligible for or is participating in the Plan, and any other current or former employee of Cryolife who has an Account in the Deferred Compensation Ledger.

Performance Based Compensation. “Performance Based Compensation” means compensation that is based on services performed over a period of at least twelve (12) months to the extent it is contingent on satisfaction of pre-established performance criteria and not readily ascertainable at the time of the Participant’s deferral election, as determined by the Compensation Committee in accordance with Section 409A.

Plan. “Plan” means the Cryolife, Inc. Executive Deferred Compensation Plan, as set forth in this document and amended from time to time.

Plan Year. “Plan Year” means the calendar year. However, if the effective date of the Plan is other than January 1 of a year, the Plan Year shall be a short Plan Year, beginning on the Effective Date and ending on December 31.

Retirement. “Retirement” means any Separation from Service by a Participant from Cryolife and its Subsidiaries for any reason other than death or Disability on or after the date the Participant attains age fifty-five (55) and has at least ten (10) years of Cryolife Service.

Salary Compensation. “Salary Compensation” means any base salary plus any receipts of commission compensation which is otherwise payable to a Participant in cash by the Company in any calendar year. Specifically, “Salary Compensation” shall include contributions made by the Company on behalf of a Participant under any salary reduction or similar arrangement to a cafeteria plan described in Section 125 of the Code, elective contributions pursuant to an arrangement qualified under Section 401(k) of the Code, amounts contributed as Salary Deferrals under this Plan, and any additional amounts determined in the sole discretion of the Administrative Committee. “Salary Compensation” shall exclude moving expenses, any gross up of moving expenses to account for increased income taxes, Company contributions under any qualified retirement plan, a Participant’s EIP Bonus, any amounts relating to the grant of a stock option, the exercise of a stock option, or the sale or deemed sale of any shares thereby acquired, any compensation paid in the form of shares of Cryolife stock, bonus paid as an inducement to enter the employment of the Company, any severance payments or other compensation which is paid to a Participant as a result of the Participant’s termination of employment with the Company, and any additional amounts determined in the sole discretion of the Administrative Committee.

Salary Deferral. “Salary Deferral” shall have the meaning set forth in Section 3.2.

Salary Deferral Election. “Salary Deferral Election” shall have the meaning set forth in Section 3.2.

Section 409A. “Section 409A” means Section 409A of the Code. References herein to “Section 409A” shall also include any regulatory and other interpretive guidance promulgated by the Treasury Department, including the Treasury Regulations, or the Internal Revenue Service under Section 409A of the Code.

Securities Act. “Securities Act” means the Securities Exchange Act of 1934, as amended from time to time.

Separation from Service. “Separation from Service” means a “separation from service” within the meaning of Section 409A. A Participant shall be presumed to have experienced a “separation from service” as a result of a termination of employment if the level of bona fide services performed by the Participant for Cryolife or a Subsidiary decreases to a level equal to twenty-five percent (25%) or less of the average level of services performed by the Participant during the immediately preceding thirty-six (36) month period, taking into account any periods of performance excluded by the Treasury Regulations.

Specified Employee. “Specified Employee” means a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code. By way of clarification, “specified employee” means a “key employee” (as defined in Section 416(i) of the Code, disregarding Section 416(i)(5) of the Code) of the Company. A Participant shall be treated as a key employee if the Participant meets the requirements of Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the Treasury Regulations thereunder and disregarding Section 416(i)(5) of the Code) at any time during the twelve (12) month period ending on an Identification Date. If a Participant is a key employee as of an Identification Date, the Participant shall be treated as a Specified Employee for the twelve (12) month period beginning on the first day of the fourth month following such Identification Date. For purposes of any “Specified Employee” determination hereunder, the “Identification Date” shall mean the last day of the calendar year. The Administrative Committee may in its discretion amend the Plan to change the Identification Date, provided that any change to the Plan’s Identification Date shall not take effect for at least twelve (12) months after the date of the Plan amendment authorizing such change.

Subsidiary. “Subsidiary” means (a) any corporation which is a member of a “controlled group of corporations” which includes Cryolife, as defined in Code Section 414(b), (b) any trade or business under “common control” with Cryolife, as defined in Code Section 414(c), (c) any organization which is a member of an “affiliated service group” which includes Cryolife, as defined in Code Section 414(m), (d) any other entity required to be aggregated with Cryolife pursuant to Code Section 414(o), and (e) any other organization or employment location designated as a “Subsidiary” by resolution of the Board of Directors or by the Administrative Committee for purposes of this Plan.

Termination. “Termination” means Separation from Service from Cryolife and its Subsidiaries, voluntarily or involuntarily, for any reason other than Retirement, death or Disability.

Termination/Retirement Account. “Termination/Retirement Account” means that portion of a Participant’s Account in the Deferred Compensation Ledger that has not been allocated to In-Service Accounts.

Treasury Regulations. “Treasury Regulations” means the Federal Income Tax Regulations, and to the extent applicable any Temporary or Proposed Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

Unforeseeable Emergency. “Unforeseeable Emergency” shall have the meaning set forth in Section 6.9.

ARTICLE II

ELIGIBILITY

2.1 Eligibility. All participants in the Executive Incentive Plan, as well those employees of the Company who receive an executive incentive bonus as determined by the Compensation Committee. However, the Compensation Committee retains the right to establish such additional eligibility requirements for participation in this Plan as it may determine is appropriate or necessary from time to time and has the right to determine, in its sole discretion, that any one or more persons who meet the eligibility requirements shall not be eligible to participate for one or more Plan Years beginning after the date they are notified of this decision by the Administrative Committee.

2.2 Benefits Upon Re-employment. If a Participant, who as a result of a Separation from Service or Disability is receiving or is eligible to receive a distribution of his Account pursuant to Section 6.2, 6.3, or 6.4, is subsequently re-employed by Cryolife or an Affiliate, distributions shall commence as provided in Section 6.2, 6.3, or 6.4 without regard to his re-employment, or in the case of a Participant receiving installment payments pursuant to Section 6.2 or 6.3 as of his re-employment date, such payments shall continue unchanged. A separate Account shall be established by the Administrative Committee to account for any Deferrals or Company Matches credited on behalf of the Participant, if any, following such Participant’s re-employment.

ARTICLE III

PARTICIPANT DEFERRALS AND COMPANY CONTRIBUTIONS

3.1 Bonus Deferral Election. A Participant may elect, what, if any, percentage of his EIP Bonus earned with respect to a given Plan Year is to be deferred under this Plan (a “Bonus Deferral Election”), and such percentage shall be designated by the Participant pursuant to such form as approved by the Administrative Committee for this purpose (any such amount so deferred, a “Bonus Deferral”). To be eligible to make a Bonus Deferral Election for a given Plan Year, a Participant’s Eligibility Date must occur or have occurred on or before the first day of the Plan Year to which such Bonus Deferral Election relates. To make a Bonus Deferral Election, a Participant must complete, execute and file with the Administrative Committee a Bonus Deferral Election form within the applicable deadlines set forth below. A Bonus Deferral Election shall apply only with respect to the Plan Year specified in the Bonus Deferral Election form, and except as provided in Section 3.4 hereof, shall be irrevocable after the applicable deadline for making a Bonus Deferral Election for such Plan Year. To be effective, a Participant’s Bonus Deferral Election form must be received by the Administrative Committee within the period established by the Administrative Committee for a given Plan Year, provided that such period ends no later than the following times: (i) if the EIP Bonus qualifies as Performance Based Compensation (as applied on a Participant-by-Participant basis), the date that is six (6) months before the end of the Plan Year with respect to which such EIP Bonus is payable; or (ii) if the EIP Bonus does not qualify as Performance Based Compensation, the last day of the Plan Year immediately preceding the Plan Year with respect to which such EIP Bonus is payable. Prior to the period the Administrative Committee establishes for each Participant to make his Bonus Deferral Election, the Administrative Committee shall notify all eligible Participants of the maximum and minimum percentages of the EIP Bonus earned during a given Plan Year that may be deferred. If the Administrative Committee does not receive a Participant’s Bonus Deferral Election form within the period established for such purpose by the Administrative Committee for such Plan Year, the Participant shall be deemed to have elected not to make a Bonus Deferral Election for that Plan Year.

3.2 Salary Deferral Election. A Participant may elect to defer under this Plan all or a portion of the Salary Compensation otherwise payable to the Participant by the Company (a “Salary Deferral Election”), which amount shall be designated by the Participant pursuant to such form as approved by the

Administrative Committee for this purpose (any such amount so deferred, a “Salary Deferral”). To make a Salary Deferral Election, a Participant must complete, execute and file with the Administrative Committee a Salary Deferral Election form within the applicable deadlines set forth below. A Salary Deferral Election shall apply only with respect to the Plan Year or portion thereof, specified in the Salary Deferral Election form, and, except as provided in Section 3.4 hereof, shall be irrevocable after the applicable deadline for making a Salary Deferral Election for such Plan Year.

(a) In General. To be effective, a Salary Deferral Election form must be received by the Administrative Committee, within the period established by the Administrative Committee for a given Plan Year; provided that such period ends on or before December 31 of the year prior to the Plan Year for which the Salary Deferral Election is to be effective. If the Administrative Committee fails to receive a Salary Deferral Election form from a Participant during the period established by the Administrative Committee for such Plan Year, the Participant shall be deemed to have elected not to make a Salary Deferral Election for that Plan Year.

(b) Election for First Year as Participant. Notwithstanding the provisions of Section 3.2(a), in the Plan Year in which a Participant first becomes eligible to participate in the Plan, the Participant may make a Salary Deferral Election with respect to all or a portion of such Participant’s Salary Compensation beginning with the payroll period next following the receipt of the Participant’s Salary Deferral Election form; provided that such Salary Deferral Election form is received by the Administrative Committee on or before the 30th day following the Participant’s Eligibility Date. If the Administrative Committee does not receive such Participant’s Salary Deferral Election on or before the 30th day following the Participant’s Eligibility Date, the Participant shall be deemed to have elected not to make a Salary Deferral Election for such Plan Year. Salary Deferral Elections by such a Participant for succeeding Plan Years shall otherwise be made in accordance with the provisions of Section 3.2(a). As an illustration of this Section 3.2(b), if a Participant is paid pursuant to monthly payroll periods and the Participant’s Eligibility Date is November 1st of a Plan Year, such Participant’s Salary Deferral Election may begin with the monthly payroll period beginning December 1st, provided that the Administrative Committee receives such Participant’s Salary Deferral Election form on or before November 30th (if such Participant’s Salary

Deferral Election form is received by the Administrative Committee after November 30th, the Participant shall be deemed to have not elected to make a Salary Deferral Election for that Plan Year).

(c) Additional Rules and Procedures. The Administrative Committee shall have the discretion to adopt such additional rules and procedures applicable to Salary Deferral Elections that the Administrative Committee determines are necessary. By way of amplification and not limitation, the Administrative Committee may require a Participant to pay or provide for payment of cash to the Company, and/or take such other actions determined to be necessary where, as a result of a Participant’s Salary Deferral Election, the compensation payable to a Participant currently is less than such Participant’s tax withholding and other obligations. Notwithstanding the foregoing, only the Compensation Committee shall have the authority to limit the amount of Salary Compensation deferred by a Participant under this Plan for any Plan Year.

3.3 Discretionary Company Contributions. Notwithstanding anything to the contrary contained herein, if authorized by the Compensation Committee, the Company, may, pursuant to a written agreement approved by the Compensation Committee, cause the Company to make additional contributions to a Participant’s Account (each a “Discretionary Company Contribution”). Any discretionary Company contributions made pursuant to this Section 3.3 shall be credited to a Participant’s Termination/Retirement Account and shall be paid at the earliest to occur of a Participant’s death, Disability, Retirement or Termination.

3.4 Cancellation of Deferral Elections upon the Occurrence of an Unforeseeable Emergency. Notwithstanding anything to the contrary contained herein, if a Participant requests a hardship withdrawal pursuant to Section 6.8, and the Administrative Committee determines that such Participant has suffered an Unforeseeable Emergency, the Participant may elect to cancel such Participant’s Deferral Elections in effect for such Plan Year. Such election shall be made in writing by the Participant in such form as the Administrative Committee determines from time to time. In addition, if a Participant receives a hardship distribution under a 401(k) plan sponsored by the Company, all Deferral Elections in effect for the Plan Year in which such hardship distribution is made shall be cancelled, and such Participant may not make additional Deferral Elections for at least six (6) months following the receipt of such hardship distribution. Any subsequent Deferral Election shall be subject to the rules of Sections 3.1 or 3.2, as applicable.

ARTICLE IV

ACCOUNT

4.1 Establishing a Participant’s Account. The Administrative Committee shall establish an Account for each Participant in a Deferred Compensation Ledger which shall be maintained by the Company. Each Account shall reflect the entire interest of the Participant in the Plan.

4.2 Credit of the Participant’s Bonus Deferral. Upon completion of the Plan Year, the Administrative Committee shall determine, as soon as administratively practicable, the amount of a Participant’s EIP Bonus that has been deferred for that Plan Year and shall credit that amount to the Participant’s Account in the Deferred Compensation Ledger as of the December 31st coincident with or closest to the end of the Plan Year for which the EIP Bonus was awarded.

4.3 Credit of the Participant’s Salary Deferrals. The Participant’s Account in the Deferred Compensation Ledger shall be credited with Salary Deferrals, on the same day of each month on which cash compensation would otherwise have been paid to a Participant, with a dollar amount equal to the total amount by which the Participant’s cash compensation for such month was reduced in accordance with the Participant’s Salary Deferral Election.

4.4 Deemed Investment of Deferrals. The credit balance of the Deferrals in the Participant’s Account shall be deemed invested and reinvested from time to time in such Investments as shall be designated by the Participant in accordance with the following:

(a) Upon commencement of participation in the Plan, each Participant shall make a designation of the Investments in which the Deferrals in such Participant’s Account will be deemed invested. The Investments designated by a Participant shall be deemed to have been purchased on the date on which the Deferrals are credited to the Participant’s Account, or if such day is not a Business Day, on the first Business Day following such date.

(b) At such times and under such procedures as the Administrative Committee shall designate, each Participant shall have the right to (i) change the existing Investments in which the Deferrals in such Participant’s Account are deemed invested by treating a portion of such Investments as having been sold and the new Investments purchased (i.e., an investment transfer), and (ii) change the Investments which are deemed purchased with future Deferrals credited to the Participant’s Account.

(c) In the case of any deemed purchase or sale of an Investment, the Participant’s Account shall be adjusted by a dollar amount equal to the number of units of such Investment treated as purchased or sold multiplied by the per unit net asset value of such Investment as of such date or, if such date is not a Business Day, on the first Business Day following such date, and shall be adjusted by the number of units of such Investment treated as purchased or sold.

(d) In no event shall the Company be under any obligation, as a result of any designation of Investments made by Participants, to acquire any Investment assets, it being intended that the designation of any Investment shall only affect the determination of the amounts ultimately paid to a Participant.

(e) In determining the amounts of all debits and credits to the Participant’s Account, the Administrative Committee shall exercise its reasonable best judgment, and all such determinations (in the absence of bad faith) shall be binding upon all Participants and their Beneficiaries. If an error is discovered in the Participant’s Account, the Administrative Committee, in its sole and absolute discretion, shall cause appropriate, equitable adjustments to be made as soon as administratively practicable following the discovery of such error or omission.

4.5 Procedure to Credit or Debit Deemed Investment Earnings and Losses Upon an Event of Distribution

(a) Crediting or Debiting of Deemed Investment Earnings and Losses Prior to Commencement of Distribution. In the event a Participant or a Participant’s Beneficiaries are entitled to receive a distribution pursuant to Sections 6.1, 6.2, 6.3, or 6.4, the Participant’s Account shall be credited with deemed Investment earnings and losses for the period beginning on the day following the day in which the event giving rise to the distribution occurs and ending on the last day of the month in which distribution payments commence.

(b) Installment Distribution Option. In the event that all or a portion of a Participant’s Account is to be paid pursuant to the Installment Distribution Option, deemed Investment earnings and losses shall be credited to the declining balance of the Participant’s Account which is to be paid pursuant to the Installment Distribution Option beginning immediately after the first installment is due and continuing until the final installment distribution is paid.

ARTICLE V

VESTING

Deferrals. The amount credited to a Participant’s Account attributable to Deferrals, adjusted for deemed Investment earnings and losses pursuant to Sections 4.4 and 4.5, shall be 100% vested at all times.

ARTICLE VI

DISTRIBUTIONS

6.1 Death. Upon the death of a Participant, the Participant’s Beneficiary or Beneficiaries shall be paid the balance of the Participant’s Account in the Deferred Compensation Ledger pursuant to the distribution option selected by the Participant under Section 6.6(c).

Each Participant, upon making his initial deferral election, shall file with the Administrative Committee a designation of one or more Beneficiaries to whom distributions otherwise due the Participant shall be made in the event of the Participant’s death prior to the complete distribution of the amount credited to his Account in the Deferred Compensation Ledger. The designation shall be effective upon receipt by the Administrative Committee of a properly executed form approved by the Administrative Committee for that purpose. The Participant may from time to time revoke or change any designation of Beneficiary by filing another approved Beneficiary designation form with the Administrative Committee. If there is no valid designation of Beneficiary on file with the Administrative Committee at the time of the Participant’s death, or if all of the Beneficiaries designated in the last Beneficiary designation have predeceased the Participant or, in the case of an entity, otherwise ceased to exist, the Beneficiary shall be the Participant’s spouse, if the spouse survives the Participant, or otherwise the Participant’s estate. A Beneficiary who is an individual shall be deemed to have predeceased the Participant if the Beneficiary dies within 30 days of the date of the Participant’s death. If any Beneficiary survives the Participant but dies or, in the case of an entity, otherwise ceases to exist before receiving all amounts due the Beneficiary from the Participant’s Account, the balance of the amount which would have been paid to that Beneficiary shall, unless the Participant’s designation provides otherwise, be distributed to the individual deceased Beneficiary’s estate or, in the case of an entity, to the Participant’s spouse, if the spouse survives the Participant, or otherwise to the Participant’s estate. Any Beneficiary designation which designates any person or entity other than the Participant’s spouse must be consented to in writing by the Participant’s spouse in a form acceptable to the Administrative Committee in order to be effective.

6.2 Disability. Upon the Disability of a Participant, the Participant shall be paid the balance of the Participant’s Account in the Deferred Compensation Ledger pursuant to the distribution option selected by the Participant under Section 6.6(c).

6.3 Retirement. Upon the Retirement of a Participant, the Participant shall be paid the vested portion of such Participant’s Account in the Deferred Compensation Ledger pursuant to the Distribution option selected by the Participant under Section 6.6(c). Any amounts not vested at the time of such Participant’s Retirement shall be forfeited.

6.4 Distributions Upon Termination. Upon a Participant’s Termination, the Participant shall be paid the vested portion of such Participant’s Account in the Deferred Compensation Ledger pursuant to the Lump Sum Distribution Option. Any amounts not vested at the time of such Participant’s Termination shall be forfeited.

6.5 In-Service Distributions. Each In-Service Distribution shall be paid in a lump sum on the In-Service Distribution Date, or as soon as administratively practicable thereafter. Notwithstanding a Participant’s election to receive an In-Service Distribution of some or all of the Participant’s Account, if the Participant’s Retirement, Disability, death or Termination, as applicable, occurs prior to any In-Service Distribution Date(s), the Participant’s remaining In-Service Account balance(s) (after making any In-Service Distributions with respect to In-Service Distribution Date(s) occurring prior to such Participant’s Retirement, death, Disability or Termination but not otherwise paid) shall be distributed pursuant to the Plan’s provisions regarding distributions upon Retirement, Disability, death or Termination, as applicable.

6.6 Distribution Elections for Deferrals. Each Participant shall have the right to elect, to revoke, or to change any prior election of the timing of payment or the form of distribution at the time and under the rules established by the Administrative Committee, which rules shall include and shall be limited by the provisions of this Section 6.6.

(a) Initial Distribution Elections.

(i) Death/Disability/Retirement Distribution Elections. A Participant may elect different forms of distribution, as specified in Section 6.6(c), with respect to the distribution events described in Sections 6.1 (upon death), 6.2 (upon Disability) and 6.3 (upon Retirement). The initial election of form of distribution with respect to a particular distribution event, if received by the Administrative Committee in proper form prior to or concurrent with the time a Participant first makes an affirmative Deferral Election under this Plan, shall be effective upon receipt, and shall become irrevocable at the time a Participant first makes an affirmative Deferral Election under this Plan. All elections of form of distribution, with respect to such distribution events, made after the time a Participant first makes an affirmative Deferral Election under this Plan must comply with the rules of Section 6.6(b).

(ii) In-Service Distribution Elections. In connection with each Salary Deferral Election and/or Bonus Deferral Election made for a given Plan Year, a Participant may elect to receive such Deferrals in a lump sum distribution at an In-Service Distribution Date that is at least two (2) years after the end of the Plan Year in which such Salary Compensation or EIP Bonus would otherwise have been paid (an “In-Service Distribution Election”). Except as otherwise required by the Administrative Committee, an In-Service Distribution Election may be made separately with respect to each Plan Year’s Salary Deferrals and/or Bonus Deferrals, and In-Service Accounts shall be established accordingly. Any portion of a Deferral that is not credited to an In-Service Account shall be credited to the Participant’s Termination/Retirement Account, which credited amounts shall remain credited to the Participant’s Termination/Retirement Account until such amounts have been distributed to the Participant or the Participant’s Beneficiary and may not be later credited or reallocated to an In-Service Account.

(b) Subsequent Elections. Any election, revocation, or change of election of form of distribution with respect to distributions upon death, Disability and Retirement that a Participant makes after he first makes an affirmative Deferral Election under this Plan; or change of election of time of payment with respect to In-Service Distributions (such elections, revocations and changes are referred to collectively herein as “Subsequent Elections”) shall be effective only if the requirements of this Section 6.6(b) are met. Subsequent Elections may be submitted to the Administrative Committee from time to time in the form determined by the Administrative Committee and shall be effective on the date that is twelve (12) months after the date on which such Subsequent Election is received by the Administrative Committee. If an event giving rise to a distribution occurs during the one-year period after a Subsequent Election is made, or if such Subsequent Election does not meet the requirements of this Section 6.6(b), distributions under this Plan shall be made pursuant to the Participant’s last effective election, revocation, or change with respect to the event giving rise to the distribution. With respect to payments upon Retirement or upon the occurrence of an In-Service Distribution Date, (i) the Subsequent Election must be received by the Administrative Committee in proper form at least one year prior to such Participant’s Retirement or the occurrence of an In-Service Distribution Date; and (ii) the first payment pursuant to such Subsequent

Election may not be made within the five-year period commencing on the date such payment would have been made or commenced under the last effective election, revocation, or change made by the Participant.

(c) Distribution Options. The distribution options that may be selected by Participants pursuant to this Section 6.6 are as follows:

(i) Installment Distribution Option. If a Participant selects the “Installment Distribution Option”, with respect to all or a portion of a Participant’s Account, except as otherwise provided in this Section 6.6(c)(i), the Participant or the Participant’s Beneficiaries shall be paid the portion of the Participant’s Account in the Deferred Compensation Ledger to which this section applies in quarterly or annual (as selected by the Participant) installments for a period of no less than five (5) years and up to fifteen (15) years (as selected by the Participant). Each installment distribution shall include deemed Investment earnings and losses, if any, credited to the declining balance of such account pursuant to Section 4.5. Amounts distributed pursuant to the Installment Distribution Option shall be treated as a single payment for purposes of the subsequent deferral election rules of Section 409A.

(ii) Lump Sum Distribution Option. If the Participant selects the “Lump Sum Distribution Option”, with respect to all or a portion of the Participant’s Account, the Participant or the Participant’s Beneficiaries shall be paid the portion of the Participant’s Account in the Deferred Compensation Ledger to which this Section 6.6(c)(ii) applies, in a lump sum.

(iii) Combination Lump Sum and Installment Distribution Option. Participants may also elect to have their Accounts distributed in part pursuant to the Lump Sum Distribution Option, and the balance distributed pursuant to the Installment Distribution Option, by making the appropriate designation on the form which the Administrative Committee has approved for this purpose. If a Participant elects to have his Account distributed pursuant to this Section 6.6(c)(iii), the lump sum payment shall be made at the time provided under Section 6.6(d) and the installment payments shall commence upon the next applicable payment date (i.e., either quarterly or annually).

(iv) Default Distribution Option. If a Participant does not have an effective election as to the form of distribution on file with the Administrative Committee at the time distributions to such Participant are to commence, the Participant shall be conclusively deemed to have elected to receive the vested balance of such Participant’s Account pursuant to the Installment Distribution Option annually over a period of fifteen (15) years (the “Default Distribution Option”).

(d) Commencement of Distributions. Distributions pursuant to this Section 6.6 shall commence as soon as administratively feasible after the event giving rise to the distribution, but not later than 90 days after the event giving rise to the distribution; provided, however, that in the case of the death of the Participant, distributions shall not commence within the thirty (30) day period following the Participant’s death; provided further, that, in the case of a Participant who has made a Subsequent Election with respect to distributions upon Retirement or the occurrence of an In-Service Distribution Date, distributions upon Retirement or the occurrence of an In-Service Distribution Date shall not commence earlier than the time prescribed by Section 6.6(b); provided further, that distributions to a Specified Employee that result from such Participant’s Retirement or Termination shall not commence earlier than the date that is six (6) months after such Specified Employee’s Retirement or Termination from the Company if such earlier commencement would result in the imposition of tax under Section 409A. If distributions to a Participant are delayed because of the six-month distribution delay described in the immediately preceding sentence, such distributions shall commence as soon as administratively feasible following the end of such six-month period, but not later than thirty (30) days after the end of such six-month period.

6.7 Hardship Withdrawals. Any Participant may request a hardship withdrawal to satisfy an “Unforeseeable Emergency.” No hardship withdrawal can exceed the lesser of (i) the amount of Deferrals credited to the Participant’s Account, or (ii) the amount reasonably necessary to satisfy the Unforeseeable Emergency. Whether an Unforeseeable Emergency exists and the amount reasonably needed to satisfy such need shall be determined by the Administrative Committee based upon the evidence presented by the Participant and the rules established in this Section 6.9. If a hardship withdrawal under this Section 6.9 is approved by the Administrative Committee, it shall be paid within ten (10) days of the Administrative Committee’s determination. For purposes of this Plan, an “Unforeseeable Emergency” means either: (i) a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse or of a dependent (as defined in Section 152(a) of the Code) of the Participant, (ii) loss of the Participant’s property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstance arising as a result of events beyond the control of the Participant, provided that in each case the circumstances qualify as an “unforeseeable emergency” for purposes of Section 409A. The circumstances that constitute a hardship shall depend upon the facts of each case, but, in any case, amounts distributed with respect to an Unforeseeable Emergency shall not exceed the amount necessary to satisfy such need plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such need is or may be relieved: (a) through reimbursement or compensation by insurance or otherwise (other than compensation that would otherwise be available to the Participant from either a tax-qualified plan or another non-qualified deferred compensation plan (irrespective of whether such non-qualified deferred compensation plan is subject to Section 409A)), (b) by liquidation of the Participant’s assets, to the extent the liquidation of such assets will not itself cause severe financial hardship, or (c) additional compensation that may be available to such Participant by reason of a cancellation of deferrals under Section 3.5 of this Plan. Foreseeable needs for funds, such as the need to send a Participant’s child to college or the desire to purchase a home, shall not be considered to be an Unforeseeable Emergency.

6.8 Payments Upon Income Inclusion Under Section 409A. It is intended that the provisions of this Plan shall comply fully with the requirements of Section 409A. In the event that it is determined that some or all of the provisions of this Plan do not comply with the requirements of Section 409A and a Participant is required to include in income amounts otherwise deferred under this Plan as a result of non-compliance with Section 409A, the Participant shall be entitled, upon request, to receive a distribution from such Participant’s Account not to exceed the lesser of (i) the vested portion of the Participant’s Account, or (ii) the amount required to be included in income as a result of the failure of the Plan to comply with the requirements of Section 409A. Amounts distributable pursuant to this Section 6.10 shall be distributed as soon as administratively feasible but no later than ninety (90) days after the date of the determination that such provisions of the Plan do not comply with the requirements of Section 409A.

6.9 Responsibility for Distributions and Withholding of Taxes. The Administrative Committee shall furnish information concerning the amount and form of distribution to any Participant entitled to a distribution so that the Company may make or cause the Rabbi Trust to make the distribution required. It shall also calculate the deductions from the amount of the benefit paid under the Plan for any taxes required to be withheld by federal, state or local government and will cause them to be withheld.

ARTICLE VII

ADMINISTRATION

7.1 Administrative Committee Appointment. The Administrative Committee shall be appointed by the Compensation Committee. Each Administrative Committee member shall serve until his or her resignation or removal. The Compensation Committee or its designee shall have the sole discretion to remove any one or more Administrative Committee members and to appoint one or more replacement or additional Administrative Committee members from time to time.

7.2 Administrative Committee Organization and Voting. The organizational structure and voting responsibilities of the Administrative Committee shall be determined by the Compensation Committee.

7.3 Powers of the Administrative Committee. Except as provided under Section 7.8 or unless otherwise reserved to the Compensation Committee, the Administrative Committee shall have the exclusive responsibility for the general administration of the Plan according to the terms and provisions of the Plan and shall have all powers necessary to accomplish those purposes, including but not by way of limitation the right, power and authority:

(a) to make rules and regulations for the administration of the Plan;

(b) to construe all terms, provisions, conditions and limitations of the Plan;

(c) to correct any defect, supply any omission or reconcile any inconsistency that may appear in the Plan in the manner and to the extent it deems expedient to carry the Plan into effect for the greatest benefit of all parties at interest;

(d) to designate the persons eligible to become Participants and to establish the maximum and minimum amounts that may be elected to be deferred;

(e) to determine all controversies relating to the administration of the Plan, including but not limited to:

(i) differences of opinion arising between the Company and a Participant in accordance with Section 7.7, except when the difference of opinion relates to the entitlement to, the amount of or the method or timing of payment of a benefit affected by a Change of Control, in which event, such difference of opinion shall be decided by judicial action; and

(ii) any question it deems advisable to determine in order to promote the uniform administration of the Plan for the benefits of all parties at interest;

(f) to delegate by written notice any plan administration duties of the Administrative Committee to such individual members of the Administrative Committee, individual employees of the Company, or groups of employees of the Company, as the Administrative Committee determines to be necessary or advisable to properly administer the Plan; and

(g) to designate the investment options treated as Investments for purposes of this Plan.

7.4 Committee Discretion. The Administrative Committee (or, as applicable, the Compensation Committee), in exercising any power or authority granted under this Plan, or in making any determination under this Plan shall perform or refrain from performing those acts pursuant to such authority using its sole discretion and judgment. By way of amplification and without limiting the foregoing, the Company specifically intends that the Administrative Committee (or, as applicable, the Compensation Committee) have the greatest possible discretion to construe the terms of the Plan and to determine all questions concerning eligibility, participation and benefits. Any decision made by the Administrative Committee (or, as applicable, the Compensation Committee) or any refraining to act or any act taken by the Administrative Committee (or, as applicable, the Compensation Committee) in good faith shall be final and binding on all parties. The Administrative Committee’s (or, as applicable, the Compensation Committee’s) decisions shall never be subject to de novo review. Notwithstanding the foregoing, the Administrative Committee’s (or, as applicable, the Compensation Committee’s) decisions, refraining to act or acting is to be subject to judicial review for those incidents occurring during the Plan Year in which a Change of Control occurs and during the next three (3) succeeding Plan Years.

7.5 Reimbursement of Expenses. The Administrative Committee shall serve without compensation for its services but shall be reimbursed by Cryolife for all expenses properly and actually incurred in the performance of its duties under the Plan.

7.6 Indemnification. To the extent permitted by law, members of the Board of Directors, members of the Compensation Committee, members of the Administrative Committee, employees of the Company, and all agents and representatives of the Company shall be indemnified by the Company, and saved harmless against any claims resulting from any action or conduct relating to the administration of the Plan, except claims arising from gross negligence, willful neglect or willful misconduct.

7.7 Claims Procedure. Any person who believes that he or she is being denied a benefit to which he or she is entitled under the Plan (referred to hereinafter as a “Claimant”) must file a written request for such benefit with the Administrative Committee; provided, however, that any claim involving entitlement to, the amount of or the method of or timing of payment of a benefit affected by a Change of Control shall be governed by Section 7.3(e)(i). Such written request must set forth the Claimant’s claim and must be addressed to the Administrative Committee at Cryolife’s principal office.

(a) Initial Claims Decision. The Administrative Committee shall generally provide written notice to the Claimant of its decision within ninety (90) days (or forty-five (45) days for a Disability-based claim) after the claim is filed with the Administrative Committee; provided, however, that the Administrative Committee may have up to an additional ninety (90) days (or up to two (2) thirty (30) day periods for a Disability-based claim), to decide the claim, if the Administrative Committee determines that special circumstances require an extension of time to decide the claim, and the Administrative Committee advises the Claimant in writing of the need for an extension (including an explanation of the special circumstances requiring the extension) and the date on which it expects to decide the claim.

(b) Appeals. A Claimant may appeal the Administrative Committee’s decision by submitting a written request for review to the Administrative Committee within sixty (60) days (or one hundred eighty (180) days for a Disability-based claim) after the earlier of receiving the denial notice or after expiration of the initial review period. Such written request must be addressed to the Administrative Committee at Cryolife’s principal office. In connection with such request, the Claimant (and his or her authorized representative, if any) may review any pertinent documents upon which the denial was based and may submit issues and comments in writing for consideration by the Administrative Committee. If the Claimant’s request for review is not received within the earlier of sixty (60) days (or one hundred eighty (180) days for a Disability-based claim) after receipt of the denial or after expiration of the initial review period, the denial shall be final, and the Claimant shall be barred and estopped from challenging the Administrative Committee’s determination.

(c) Decision Following Appeal. The Administrative Committee shall generally make its decision on the Claimant’s appeal in writing within sixty (60) days (or forty-five (45) days for a Disability-based claim) following its receipt of the Claimant’s request for appeal; provided, however, that the Administrative Committee may have up to an additional sixty (60) days (or forty-five (45) days for a Disability-based claim) to decide the claim, if the Administrative Committee determines that special circumstances require an extension of time to decide the claim and the Administrative Committee advises the Claimant in writing of the need for an extension (including an explanation of the special circumstances requiring the extension) and the date on which it expects to decide the claim. The Administrative Committee shall notify the Claimant of its decision on the Claimant’s appeal in writing, regardless of whether the decision is adverse.

(d) Decisions Final; Procedures Mandatory. A decision on appeal by the Administrative Committee shall be binding and conclusive upon all persons, and completion of the claims procedures described in this Section 7.7 shall be a mandatory precondition to commencement of any arbitration proceeding in connection with the Plan by a person claiming rights under the Plan or by another person claiming rights through such a person. The Administrative Committee may, in its sole discretion, waive the procedures described in this Section 7.7 as a mandatory precondition to such an action.

(e) Mandatory and Binding Arbitration. Any dispute that in any way relates to this Plan, including, without limitation, any benefit allegedly due under this Plan or that is the subject of any forfeiture decision under this Plan, shall be submitted to mandatory and binding arbitration before the American Arbitration Association (“AAA”), in accordance with the Employee Benefit Plan Claims Arbitration Rules established by the AAA, at the sole and exclusive jurisdiction of the AAA’s regional office for the State of Florida. The arbitrator shall be selected by permitting Cryolife and the Participant to strike one name each from a panel of three names obtained from the AAA from its panel of Employee Benefit Plan Claims Arbitrators. The person whose name is remaining shall be the arbitrator. The arbitrator shall determine the extent of discovery, if any, that is needed to resolve the dispute after hearing the positions of each party regarding the need for discovery. The arbitrator shall be bound to apply the laws of the State of

Florida to resolve any dispute without regard for any conflict of law principles, as Participant acknowledges that Cryolife is organized under the laws of the State of Florida. The decision of the arbitrator shall be final and binding on both parties.

7.8 Compensation Committee Decisions. Notwithstanding anything in the Plan to the contrary, any determination made with respect to the benefits or rights of an Executive Officer under this Plan shall not be made by the Administrative Committee but shall instead be made by the Compensation Committee, and each provision of the Plan otherwise governing such a determination shall be interpreted and construed to substitute the Compensation Committee for the Administrative Committee in such provision.

ARTICLE VIII

AMENDMENT AND/OR TERMINATION

8.1 Amendment or Termination of the Plan. The Compensation Committee or the Board may amend or terminate this Plan at any time by an instrument in writing without the consent of any adopting Subsidiary.

8.2 No Retroactive Effect on Awarded Benefits. Absent a Participant’s prior consent, no amendment shall affect the amounts then standing to his credit in his Account in the Deferred Compensation Ledger; provided, however, the Compensation Committee shall retain the right at any time to change in any manner the method of calculating Investment earnings and losses effective from and after the date of the amendment on the Participant’s Deferrals or Discretionary Company Contributions, if the amendment has been announced to the Participants.

8.3 Effect of Termination. Upon termination of the Plan, the following provisions of this Section 8.3 shall apply:

(a) No additional amounts shall be credited to any Participant’s Account in the Deferred Compensation Ledger, to the extent such amounts relate to salaries or bonuses earned on or after the effective date of the Plan’s termination.

(b) The Compensation Committee may, in its sole discretion, authorize distributions of the vested balance of the Participants’ Accounts in the Deferred Compensation Ledger to Participants as a result of the Plan’s termination in the following manner:

(i) In the event of a Change of Control, the vested balance of the Participants’ Accounts in the Deferred Compensation Ledger may be distributed to Participants no earlier than thirty (30) days prior to the effective date of the Change of Control and no later than twelve (12) months after the effective date of the Change of Control, provided that all deferred compensation arrangements sponsored by the Company that would be aggregated with this Plan under Section 1.409A-1(c) of the Treasury Regulations, if the Participant participated in such arrangements, are terminated.

(ii) In the event of a corporate dissolution taxed under Section 331 of the Code, or upon the approval of the termination of the Plan by a bankruptcy court, the vested balance of the Participants’ Accounts in the Deferred Compensation Ledger may be distributed to Participants, provided the vested balances are included in the Participants’ gross income in the latest of: (x) the calendar year in which the termination occurs, (y) the first calendar year in which the vested balances are no longer subject to a substantial risk of forfeiture, or (z) the first calendar year in which payment of the vested balances is administratively practicable.

(iii) At times other than those described in (i) and (ii), the vested balance of the Participants’ Accounts in the Deferred Compensation Ledger may be distributed to Participants provided:

(A) All deferred compensation arrangements sponsored by the Company that would be aggregated with this Plan under Section 1.409A-1(c) of the Treasury Regulations, if the Participant participated in such arrangements, are terminated;

(B) No distributions other than distributions that would be payable under the terms of the Plan if the termination had not occurred are made within twelve (12) months of the termination of the Plan;

(C) All distributions of amounts deferred under the Plan and any other vested amounts are paid within twenty-four (24) months of the termination of the Plan; and

(D) The Company does not adopt a new deferred compensation arrangement at any time within three (3) years following the date of termination of the Plan that would be aggregated with this Plan under Section 1.409A-1(c) of the Treasury Regulations if the Participant participated in this Plan and the new arrangement.

(c) Except as otherwise provided in Sections 9.3(a) and (b), on and after the effective date of the Plan’s termination, (i) the Plan shall continue to be administered as it was prior to the Plan’s termination until all Participant Account balances have been distributed pursuant to the terms of the Plan; (ii) a Participant shall continue to be entitled to a distribution of his Account only if he meets the distribution requirements set forth in Article 6 hereof; (iii) the forfeiture provisions of Section 6.7, and the restrictions set out in Section 6.11 shall continue to apply; and (iv) no Participant shall be entitled to a distribution of the Participant’s Account solely as a result of the Plan’s termination in accordance with the terms of this Article IX.

ARTICLE IX

FUNDING

9.1 Payments Under This Plan are the Obligation of the Company. The Company shall pay the benefits due the Participants under this Plan; however should it fail to do so when a benefit is due, the benefit shall be paid by the trustee of that certain trust agreement established in relation to this Plan by and between the Company and trustee, with respect to the funding of the Plan. In any event, if the trust fails to pay for any reason, the Company still remains liable for the payment of all benefits provided by this Plan.

9.2 Plan Obligations May be Funded Through Rabbi Trust. It is specifically recognized by both the Company and the Participants that the Company may, but is not required to, purchase life insurance so as to accumulate assets to fund the obligations of the Company under this Plan, and that the Company may, but is not required to contribute any policy or policies it may purchase and any amount it finds desirable to a trust established to accumulate assets sufficient to fund the obligations of all of the Companies under this Plan. However, under all circumstances, the Participants shall have no rights to any of those policies; and likewise, under all circumstances, the rights of the Participants to the assets held in the trust shall be no greater than the rights expressed in this Plan and the trust agreement governing the trust. Nothing contained in the trust agreement which creates the funding trust shall constitute a guarantee by any Company that assets of the Company transferred to the trust shall be sufficient to pay any benefits under this Plan or would place the Participant in a secured position ahead of general creditors should the Company become insolvent or bankrupt. Any trust agreement prepared to fund the Company’s obligations under this Plan must specifically set out these principles so it is clear in that trust agreement that the Participants in this Plan are only unsecured general creditors of the Company in relation to their benefits under this Plan.

9.3 Reversion of Excess Assets. The Company may, at any time, request the record keeper for the Plan to determine the present Account balance, assuming the Account balance to be fully vested and taking into account credits and debits arising from deemed Investment earnings and losses pursuant to Article IV, as of the month end coincident with or next preceding the request, of all Participants and Beneficiaries of deceased Participants for which the Company is or will be obligated to make payments under this Plan. If the fair market value of the assets held in the trust, as determined by the trustee as of that same date, exceeds the total of the Account balances of all Participants and Beneficiaries by 25%, the

Company may direct the trustee to return to the Company the assets which are in excess of 125% of the Account balances. If there has been a Change of Control, for the purpose of determining if there are excess funds, all contributions made prior to the Change of Control will be subtracted from the fair market value of the assets held in the trust as of the determination date but before the determination is made.

9.4 Participants Must Rely Only on General Credit of the Company. It is also specifically recognized by both the Company and the Participants that this Plan is only a general corporate commitment and that each Participant must rely upon the general credit of the Company for the fulfillment of its obligations under this Plan. Under all circumstances the rights of Participants to any asset held by the Company will be no greater than the rights expressed in this Plan. Nothing contained in this Plan will constitute a guarantee by the Company that the assets of the Company shall be sufficient to pay any benefits under this Plan or would place the Participant in a secured position ahead of general creditors of the Company. Though the Company may establish or become a signatory to a Rabbi Trust, as indicated in Section 10.2, to accumulate assets to fulfill its obligations, the Plan and any such trust will not create any lien, claim, encumbrance, right, title or other interest of any kind whatsoever in any Participant in any asset held by the Company, contributed to any such trust or otherwise designated to be used for payment of any of its obligations created in this Plan. No policy or other specific asset of the Company has been or will be set aside, or will in any way be transferred to the trust or will be pledged in any way for the performance of the Company’s obligations under this Plan which would remove the policy or asset from being subject to the general creditors of the Company.

ARTICLE X

MISCELLANEOUS

10.1 Limitation of Rights. Nothing in this Plan shall be construed:

(a) to give any employee of any Company any right to be designated a Participant in the Plan;

(b) to give a Participant any right with respect to the compensation deferred, the Discretionary Company Contribution, the deemed Investment earnings and losses, or the interest credited in the Deferred Compensation Ledger except in accordance with the terms of this Plan;

(c) to limit in any way the right of the Company to terminate a Participant’s employment with the Company at any time;

(d) to evidence any agreement or understanding, expressed or implied, that the Company shall employ a Participant in any particular position or for any particular remuneration; or

(e) to give a Participant or any other person claiming through him any interest or right under this Plan other than that of any unsecured general creditor of the Company.

10.2 Distributions to Incompetents or Minors. Should a Participant become incompetent or should a Participant designate a Beneficiary who is a minor or incompetent, the Administrative Committee is authorized to pay the funds due to the parent of the minor or to the guardian of the minor or incompetent or directly to the minor or to apply those funds for the benefit of the minor or incompetent in any manner the Administrative Committee determines in its sole discretion.

10.3 Non-alienation of Benefits. No right or benefit provided in this Plan shall be transferable by the Participant except, upon his death, to a named Beneficiary as provided in this Plan. No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same will be void. No right or benefit under this Plan shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits. If any Participant or any Beneficiary becomes bankrupt or attempts to anticipate, alienate, sell, assign, pledge, encumber or charge any right or benefit under this Plan, that right or benefit shall, in the discretion of the Administrative Committee, cease. In that event, the Administrative Committee may have the Company hold or apply the right or benefit or any part of it to the benefit of the Participant or Beneficiary, his or her spouse, children or other dependents or any of them in any manner and in any proportion the Administrative Committee believes to be proper in its sole and absolute discretion, but is not required to do so.

10.4 Reliance Upon Information. No member of either the Administrative Committee or the Compensation Committee shall be liable for any decision or action taken in good faith in connection with the administration of this Plan. Without limiting the generality of the foregoing, any decision or action taken by the Administrative Committee or the Compensation Committee when it relies upon information supplied it by any officer of the Company, the Company’s legal counsel, the Company’s independent accountants or other advisors in connection with the administration of this Plan shall be deemed to have been taken in good faith.

10.5 Severability. If any term, provision, covenant or condition of the Plan is held to be invalid, void or otherwise unenforceable, the rest of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

10.6 Notice. Any notice or filing required or permitted to be given to the Administrative Committee or a Participant shall be sufficient if submitted in writing and hand-delivered or sent by U.S. mail to the principal office of the Company or to the residential mailing address of the Participant. Notice shall be deemed to be given as of the date of hand-delivery or if delivery is by mail, as of the date shown on the postmark.

10.7 Gender and Number. If the context requires it, words of one gender when used in this Plan will include the other genders, and words used in the singular or plural will include the other.

10.8 Governing Law and Exclusive Jurisdiction. The Plan shall be construed, administered and governed in all respects by the laws of the State of Florida. Consistent with Section 7.7(e) of this Plan, Participant and the Company agree that the sole and exclusive jurisdiction for any dispute under this Plan shall lie with the AAA’s regional office for the State of Florida, and the parties hereby waive any jurisdictional or venue-related defense to conducting arbitration at this location.

10.9 Effective Date. This Plan will be operative and effective on December 1, 2010.

10.10 Compliance with Section 409A. The Plan (i) is intended to comply with, (ii) shall be interpreted and its provisions shall be applied in a manner that is consistent with, and (iii) shall have any ambiguities therein interpreted, to the extent possible, in a manner that complies with Section 409A.

10.11 Procedure for and Status After Adoption. The terms of this Plan shall apply separately to each Subsidiary and its Participants in the same manner as is expressly provided for Cryolife and its Participants except that the powers of the Board of Directors, the Compensation Committee and the Administrative Committee under the Plan shall be exercised by the Board of Directors of Cryolife, the Compensation Committee of the Board of Directors of Cryolife or the Administrative Committee, as applicable. Cryolife and each Subsidiary shall bear the cost of providing plan benefits for its own Participants. It is intended that the obligation of Cryolife and each Subsidiary with respect to its Participants shall be the sole obligation of the Company that is employing the Participant and shall not bind any other Company.

IN WITNESS WHEREOF, the Company has executed this document as of December 28, 2010.

CRYOLIFE, INC.

By:	/s/ D. Ashley Lee
Name:	D. Ashley Lee
Title:	Executive Vice President, Chief Operating Officer and Chief Financial Officer